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                                                                Exhibit 10.19(a)


                               AMENDMENT AGREEMENT


         THIS AGREEMENT is effective as of the 15th day of April, 1998, by and between Johnson & Johnson Medical, Division of Ethicon, Inc., a New Jersey corporation having an office at 2500 Arbrook Blvd., Arlington, Texas 76004-3130 (hereinafter "JJM") and BIO-PLEXUS, INC., a corporation of the State of Connecticut having an office at 129 Reservoir Road, Vernon, Connecticut 06066 (hereinafter "BIO-PLEXUS").


                              W I T N E S S E T H:


         WHEREAS, JOHNSON & JOHNSON MEDICAL, INC., a New Jersey corporation (hereinafter "JJMI") and BIO-PLEXUS, INC. previously entered into a Development and License Agreement dated January 28, 1997 ("the Prior Development and License Agreement") and a Supply Agreement dated January 28, 1997 ("the Prior Supply Agreement");


         WHEREAS, JOHNSON & JOHNSON MEDICAL, INC. was the subject of a merger with ETHICON, INC., a New Jersey corporation and JOHNSON & JOHNSON MEDICAL, INC. was the surviving corporation and changed its name to ETHICON, INC.;


         WHEREAS, ETHICON, INC. set up a separate division entitled JOHNSON & JOHNSON MEDICAL DIVISION OF ETHICON, INC., the party to this Agreement, which succeeded to substantially all of the business related to the Prior Supply Agreement and the Prior Development and License Agreement ("the Prior Agreements");
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         WHEREAS, the parties hereto as parties to the Prior Agreements desire to cancel the Prior Supply Agreement and amend the Prior Development & License Agreement as herein described;


         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:


ARTICLE 1.         DEFINITIONS

         Where used in this Agreement, all terms shall have the meanings attributed to them in the Prior Development & License Agreement and the following additional terms shall be as herein defined;


         1.1 The term "Net Sales" shall mean the revenue received by JJM or an affiliate of JJM from the sale of Licensed Products to independent third parties less the following amounts: (i) discounts, including cash discounts, or rebates actually allowed or granted, (ii) credits or allowances actually granted upon claims or returns, regardless of the party requesting the return, (iii) freight charges paid for delivery, (iv) taxes or other governmental charges levied on or measured by the invoiced amount whether absorbed by the billing or the billed party, and (v) agent's and/or distributor's commissions. Product recalls initiated by JJM will not reduce Net Sales.


         1.2 The term "Net Average Selling Price" shall mean the mean price at which Licensed Products are sold calculated by taking the total Net Sales for all Licensed


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Products divided by the number of units of Licensed Products sold generating such Net Sales, as calculated by JJM using generally accepted accounting principles consistently applied as used in its normal business operations.


         1.3 "Commercial Launch" shall have the meaning given in Exhibit 2.


ARTICLE 2. CANCELLATION OF SUPPLY AGREEMENT

         2.1 The parties hereto agree that as of the effective date of this Agreement the Prior Supply Agreement between the parties is terminated and of no effect. The parties agree that neither party shall have a claim against the other party for any reason whatsoever based on performance, non-performance or otherwise under the Prior Supply Agreement. Further, JJM may manufacture Licensed Product for itself or have Product manufactured by others without payment to BIO-PLEXUS other than royalties required (if any) under this Agreement.


ARTICLE 3. MILESTONE PAYMENTS

         3.1 Upon execution of this Agreement JJM shall make a single one time
payment to BIO-PLEXUS in the amount of [      ]. This single payment of [     ]
and the payments made pursuant to Paragraph 3.1 of the Prior Development and License Agreement shall be complete consideration for all development work to be performed under this Agreement and under the Prior Development & License Agreement as amended herein.


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         3.2 JJM shall pay BIO-PLEXUS the amount of [
            ] upon establishment of a design freeze expected to occur approximately May 15, 1998. The design freeze shall be determined by agreement of the parties, however the design must be completely satisfactory to JJM in its sole discretion per Exhibits 4 and 5 of this Amendment.


         3.3 JJM shall pay BIO-PLEXUS the amount of [
            ] upon completion and delivery to JJM of the complete design history and technical files for all Licensed Products. Expected date of completion is June 1, 1998.


         3.4 JJM shall pay BIO-PLEXUS the amount [
            ] upon design confirmation. Such design confirmation shall be performance per proposed product specifications as shown in Exhibits 4 and 5, after twelve (12) weeks of accelerated aging at 60(degree)C. Expected date of completion September 15, 1998.


         3.5 JJM shall pay BIO-PLEXUS the amount of [
            ] upon delivery by BIO-PLEXUS to JJM of an assembly machine (expected delivery August 15, 1998) to its facility in Southington, Connecticut. The assembly machine shall meet the specifications of JJM and shall be acceptable to JJM in its sole discretion per Exhibit 4. Approximate date of completion expected October 31, 1998.


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         3.6 JJM shall pay BIO-PLEXUS the amount of [
            ] upon the completed manufacture by JJM of one hundred thousand (100,000) SNA units that are suitable -for sale, manufactured on the assembly machine delivered to JJM by BIO-PLEXUS meeting the acceptance criteria supplied by JJM as defined in Exhibits 4 and 5. Approximate date of completion expected October 31, 1998.


ARTICLE 4. AMENDMENT TO THE DEVELOPMENT PROGRAM INCLUDED IN THE PRIOR
           DEVELOPMENT AND LICENSE AGREEMENT


         4.1 Paragraph 3.2 of the Prior Development and License Agreement is hereby deleted and substituted with the following:


                  -- 3.2 JJM will separately fund expenditures on Initial Capital Equipment related to the development of intravenous catheter SNAs pursuant to this Agreement. ("Initial Capital Equipment" shall mean equipment
sufficient to produce at a capacity of [                      ] units of SNAs
per year). Initial Capital Equipment shall include the assembly machine and manufacturing molds, as defined in Exhibits 4 and 5. The assembly equipment is to be delivered to JJM's Southington, Connecticut manufacturing facility or such other facility as JJM may designate. If JJM directs the equipment to be delivered to another facility, then JJM shall pay reasonable shipping, travel and temporary living costs incurred by BIO-PLEXUS as a result of such direction. JJM shall own and take title to all components and subassemblies related to the manufacturing equipment as they are received or completed by BIO-PLEXUS. Accounting


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         procedures for invoicing and passing of title shall be in accordance with Exhibit 1 attached hereto. BIO-PLEXUS shall make all reasonable efforts to transition vendors for such assembly equipment and any raw materials used therein to JJM.


     4.2 JJM shall have the right to specify specific items such as Allen Bradley Operating Language and selection of key vendors (molders, etc.), but will bear the cost of any additional expenses associated with these items over selections desired by BIO-PLEXUS. Expenditures for Initial Capital Equipment relating to SNAs shall not exceed [
          ], except for additional items specified by JJM as discussed above. This cost includes both the assembly machine and any associated molds and prototypes.


ARTICLE 5. - CANCELLATION AND AMENDMENT OF CERTAIN SELECTIONS RELATING TO THE
             PRIOR DEVELOPMENT AND LICENSE AGREEMENT


     5.1 Sections 7.6 and 7.7 of the Prior Development and License Agreement are hereby deleted and of no further effect. The following new section 7.7 is added:


                  -- 7.7 JJM may maintain the exclusivity under the present Development and License Agreement as amended by paying at least minimum royalty set forth in Exhibit 2, if the actual royalties do not meet or exceed such minimum royalty amount. Such minimum royalty shall be payable at the end of the calendar year and actual royalties paid for Net Sales occurring during the year shall be fully credited against such minimum royalties. If the minimum royalties


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exceed the amount of actual royalties paid on Net Sales for the calendar year, then JJM shall pay an additional amount equal to the difference between the minimum royalties due and the actual royalties paid for the given calendar year. If the royalties for a given calendar year exceed the minimum royalties required for that calendar year, then no additional payment shall be made. If for any given calendar year, the royalties due do not equal or exceed the minimum royalties and JJM elects not to make the additional payment to bring the royalty payments made up to the amount of the minimum royalties then the License may, at BIO-PLEXUS' discretion, be cancelled upon sixty (60) days written notice.


         5.2 Section 7.8 of the Prior Development and License Agreement is hereby amended as follows:


         a) In the first sentence of Section 7.8 the language "the royalties due under this Agreement on the minimum purchase requirements in the associated Supply Agreement provided in 7.6 and 7.8 above" is deleted and the following language is substituted therefor -- the greater of actual royalties due or the minimum royalties for that year as provided in Exhibit 2 of the Amendment Agreement. Failure by JJM to pay the greater of actual royalties due for a specific period or minimum royalties for that same period as specified in Exhibit 2, will constitute a breach of this Agreement by JJM. The sole remedy for failure to pay minimum royalties (when minimum royalties are greater than actual royalties) shall be cancellation of this Agreement as provided in 7.7 above. However, at no


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         time will JJM be relieved to pay all royalties due to
         date of cancellation.


         b) The last two sentences of Section 7.8 of the Prior Development and License Agreement, specifically "JJMI will provide, during the first three (3) years after commercial launch (as defined in Exhibit 2 of the associated Supply Agreement) marketing plans for Licensed Products. Marketing plans will indicate scheduled promotional activities related to the Licensed Products." is hereby deleted. JJM will furnish to BIO-PLEXUS a forecast for Licensed Products on an annual basis in December of each year.


ARTICLE 6. ROYALTIES

         6.1 Paragraph 7.2 of the Prior Development & License Agreement is hereby deleted and the following is substituted therefore


         -- 7.2 JJM shall pay BIO-PLEXUS a royalty on Net Sales in the following amounts:


         a) [               ] of Net Sales up to minimum quantities provided in
         Exhibit 2;


         b) [               ] of Net Sales for all sales above minimum
         quantities set forth in Exhibit 2;


         c) An additional [              ] of all Net Sales in excess of the
         minimum quantities provided in Exhibit 2 in any quarter in which the net average selling price


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         of Licensed Products [                                         ]. The
         [                                ] threshold will be adjusted annually,
         if required, for (1) inflation, but, in any event, by an amount not exceeding the applicable change in the relevant Producer Price Index, and (2) for fluctuations in currency, to be determined by the weighted average change of all relevant currencies included in Net Sales versus the U.S. dollar.


         d) In the event that unit volumes exceed an amount determined by multiplying 2.5 times the contractual minimum amount provided in
         Exhibit 2, and the Net Average Selling Price for the quarter is [
                              ], then all unit volumes sold in excess of 2.5 times the contractual minimum amounts for that quarter shall bear a
         total royalty rate of [              ].


         e) Initial Royalty - For the first eighteen (18) months following commercial launch, the royalty shall be [
                                                           ].


         f) Minimum Royalties - For each calendar year after Commercial Launch, JJM shall pay the minimum royalties indicated on Exhibit 2 attached hereto. -


         g) The parties agree that Exhibits C and D of the prior Development and License Agreement are canceled and of no effect.


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ARTICLE 7. KEY INDIVIDUALS

         7.1 BIO-PLEXUS shall use its best efforts to retain the services of the individuals listed in Exhibit 3 throughout the period relating to the completion of the Development Program. In the event of headcount reductions at BIO-PLEXUS or that any employee listed on Exhibit 3 shall give notice to BIO-PLEXUS of his intention to terminate his employment, BIO-PLEXUS shall provide JJM notice of such change in status. If the termination of employment is at BIO-PLEXUS' initiation then JJM shall be informed at least fourteen (14) days prior to the communication of such termination to the named individual. JJM may, in its sole discretion, offer employment opportunities to any of the individuals listed on
Exhibit 3 on terms to be determined by JJM at any point after which BIO-PLEXUS communicates their intention to terminate such named individual to the individual or the individual indicates his intention to terminate his employment with BIO-PLEXUS.


         7.2 Performance Bonuses - JJM shall provide a fund of up to [
                                         ] for use as performance bonuses and/or
overtime payments for the BIO-PLEXUS employees listed in Exhibit 3. Use of the performance bonus fund for overtime must be approved by JJM. Such performance bonuses will be paid by JJM at the conclusion of the Development Program and delivery of product and manufacturing equipment in conformity with the product and process acceptance criteria outlined in Exhibits 4 and 5. JJM and BIO-PLEXUS will cooperate to determine the bonus funding per individual. The pool provided
by JJM of [                                                    ]


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available for performance bonuses will be reduced by [
           ] for each month past October 31, 1998 the Development Program continues, as evidenced by failure of BIO-PLEXUS to deliver product and manufacturing equipment in conformity with product and process acceptance criteria outlined in Exhibits 4 and 5.


         7.3 The parties have agreed to list the open developmental items and their expected completion dates and have attached them hereto as Exhibits 4 and 5.


ARTICLE 8.          AMENDMENT OF FURTHER PROVISIONS

         8.1 Paragraph 10.3 in the Prior Development & License Agreement shall be deleted and the following substituted therefore:


         -- 10.3 JJM shall have right to terminate this Agreement (including the Prior Development and License Agreement) at any time upon One Hundred and Eighty
(180) days written notice to BIO-PLEXUS. --


         8.2 JJM agrees to hold BIO-PLEXUS, its employees and officers harmless and indemnify them from any claims of Products liability based on JJM's sale of the Licensed Products. BIO-PLEXUS and JJM hereby agree to cooperate in the defense of any such claim, lawsuit or action. BIO- PLEXUS further agrees to make available to JJM its employees, document and expertise in the mutual defense of such action. BIO-PLEXUS hereby agrees to immediately notify JJM of any claim, lawsuit or action which is within the scope of JJM's undertaking in this paragraph. Failure to


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provide such notification shall terminate JJM's obligation as to such lawsuit, claim or action. JJM shall control the management of any such claim, lawsuit or action, including, without limitation, the selection of counsel, trial strategy, and determination of the appropriateness and reasonableness of any settlement.


ARTICLE 9. ARBITRATION

         9.1 Paragraph 12.11 is deleted and the following is substituted therefore and shall also govern this Agreement.


         --  12.11 - DISPUTE RESOLUTION


         a) Any dispute, claim or controversy arising from or related in any way to this agreement or the interpretation, application, breach, termination or validity thereof, including any claim of inducement of this agreement by fraud or otherwise, will be submitted for resolution to arbitration pursuant to the commercial arbitration rules then pertaining of the Center for Public Resources ("CPR"), except where those rules conflict with these provisions, in which case these provisions control. The arbitration will be held in Hartford, Connecticut.


         b) The panel shall consist of three arbitrators chosen from the CPR Panels of Distinguished Neutrals each of whom is a lawyer specializing in business litigation with at least 15 years experience with a law firm of over 25 lawyers or


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         was a judge of a court of general jurisdiction. In the event the aggregate damages sought by the claimant are stated to be less than $5 million, and the aggregate damages sought by the counterclaimant are stated to be less than $5 million, and neither side seeks equitable relief, then a single arbitrator shall be chosen, having the same qualifications and experience specified above.


         c) The parties agree to cooperate (1) to obtain selection of the arbitrator(s) within 30 days of initiation of the arbitration, (2) to meet with the arbitrator(s) within 30 days of selection and (3) to agree at that meeting or before upon procedures for discovery and as to the conduct of the hearing which will result in the hearing being concluded within no more than 9 months after selection of the arbitrator(s) and in the award being rendered within 60 days of the conclusion of the hearings, or of any post-hearing briefing, which briefing will be completed by both sides with 20 days after the conclusion of the hearings. In the event no such agreement is reached, the CPR will select arbitrator (s), allowing appropriate strikes for reasons of conflict or other cause and three peremptory challenges for each side. The arbitrator(s) shall set a date for the hearing, commit to the rendering of the award within 60 days of the conclusion of the evidence at the hearing, or of any post-hearing briefing (which briefing will be completed by both sides in no


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         more than 20 days after the conclusion of the hearings), and provide for discovery according to these time limits, giving recognition to the understanding of the parties hereto that they contemplate reasonable discovery, including document demands and depositions, but that such discovery be limited so that the time limits specified herein may be met without undue difficulty. In no event will the arbitrator(s) allow either side to obtain more than a total of 40 hours of deposition testimony from all witnesses, including both fact and expert witnesses. In the event multiple hearing days are required, they will be scheduled consecutively to the greatest extent possible.


         d) The arbitrator(s) shall render their award following the substantive law of Connecticut. The arbitrator(s) shall render an opinion setting forth findings of fact and conclusions of law with the reasons therefor stated. A transcript of the evidence adduced at the hearing shall be made and shall, upon request, be made available to either party.


         e) To the extent possible, the arbitration hearings and award will be maintained in confidence.


         f) The United States District Court for the District of Connecticut may enter judgment upon any award. In the event the panel's award exceeds


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         $5 million in monetary damages or includes or consists of equitable relief, then the court shall vacate, modify or correct any award where the arbitrators' findings of fact are clearly erroneous, and/or where the arbitrators' conclusions of law are erroneous; in other words, it will undertake the same review as if it were a federal appellate court reviewing a district court's findings of fact and conclusions of law rendered after a bench trial. An award for less than $5 million in damages and not including equitable relief may be vacated, modified or corrected only upon the grounds specified in the Federal Arbitration Act. The parties consent to the jurisdiction of the above-specified Court for the enforcement of these provisions, the entry of judgment on any award, and. the vacatur, modification on and correction of any award as above specified. In the event such Court lacks jurisdiction, then any court having jurisdiction of this matter may enter judgment upon any award and provide the same relief, and undertake the same review, as specified herein.


         g) Each party has the right before or during the arbitration to seek and obtain from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration.


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         h) EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY.


         i) EACH PARTY HERETO WAIVES ANY CLAIM TO PUNITIVE OR EXEMPLARY DAMAGES FROM THE OTHER.


         j) EACH PARTY HERETO WAIVES ANY CLAIM OF CONSEQUENTIAL DAMAGES FROM THE OTHER UNLESS (1) THE FORESEEABILITY OF SUCH DAMAGES AT THE TIME OF THE CONTRACT AND (2) THE AMOUNT OF SUCH DAMAGES ARE PROVEN BY CLEAR AND CONVINCING EVIDENCE. --


ARTICLE 10. MEDIATION

         The following shall be added to the Prior Development and License Agreement and shall also govern this Agreement.


         -- 12.14 - MEDIATION



         a) Any dispute, controversy or claim arising out of or related to this agreement, or the interpretation, application, breach, termination or validity thereof, including any claim of inducement by fraud or otherwise, which claim would, but for this provision, be submitted to arbitration shall, before submission to arbitration, first be mediated through non-binding mediation in accordance with the Model Procedures for the Mediation of Business Disputes promulgated by the Center for Public Resources ("CPR") then in effect, except where those rules conflict with these provisions, in which case these provisions


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         control. The mediation shall be conducted in Hartford, Connecticut and shall be attended by a senior executive with authority to resolve the dispute from each of the operating companies that are parties.


         b) The mediator shall be an attorney specializing in business litigation who has at least 15 years of experience as a lawyer with a law firm of over 25 lawyers or was a judge of a court of general jurisdiction and who shall be appointed from the list of neutrals maintained by CPR.


         c) The parties shall promptly confer in an effort to select a mediator by mutual agreement. In the absence of such an agreement, the mediator shall be selected from a list generated by CPR with each party having the right to exercise challenges for cause and two peremptory challenges within 72 hours of receiving the CPR list.


         d) The mediator shall confer with the parties to design procedures to conclude the mediation within no more than 45 days after initiation. Under no circumstances shall the commencement of arbitration under paragraph 12.11.(a) above be delayed more than forty-five (45) days by the mediation process specified herein.


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         e) Each party agrees to toll all applicable statutes of limitation during the mediation process and not to use the period or pendancy of the mediation to disadvantage the other party procedurally or otherwise. No statements made by either side during the mediation may be used by the other during any subsequent arbitration.


         f) Each party has the right to pursue provisional relief from any court, such as attachment, preliminary injunction, replevin, etc., to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration, even though mediation has not been commenced or completed. -


ARTICLE 11.  REMAINING PROVISIONS

         11.1 All the remaining provisions of the Development & License Agreement not in conflict with the provisions of the present Amendment shall remain in full force and effect.


         11.2 For the purposes of interpreting this Agreement and the Prior Development and License Agreement, JJM and JJMI shall be interchangeable and shall each mean Johnson & Johnson Medical Division of Ethicon, Inc., a New Jersey corporation.


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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers or representatives.


BIO-PLEXUS, INC.                               JOHNSON & JOHNSON MEDICAL
                                               DIVISION OF ETHICON, INC.
By:/s/ Richard L. Higgins                      By: /s/ Jan Egberts, M.D.
   -------------------------------             ---------------------------------

Title: President and Chief                     Title: Vice President of
       Executive Officer                       Market and Business Development
                                               Worldwide


Date: April 9, 1998                            Date:  April 8, 1998


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